Exhibit 5.1

July 24, 2024

Graco Inc.

88 - 11th Avenue N.E.

Minneapolis, Minnesota 55413

To Whom it May Concern:

I am a member of the bar of the State of Minnesota and Executive Vice President, General Counsel and Corporate Secretary of Graco Inc. (the “Company”). I have examined the registration statement on Form S-8 (the “Registration Statement”) that is being filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an additional 5,000,000 shares of common stock, $1.00 par value, of the Company, to be issued to certain employees, non-employee directors, consultants and advisors as contemplated by the Graco Inc. Amended and Restated 2019 Stock Incentive Plan (the “Amended and Restated Plan”).

I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion. I am of the opinion that when the shares of common stock have been issued pursuant to the Amended and Restated Plan, the shares will be legally issued, fully paid and nonassessable under the laws of the State of Minnesota, provided: (i) the consideration for the shares of common stock specified in the Amended and Restated Plan and the terms of any award granted under the Amended and Restated Plan has been received by the Company; and (ii) the Registration Statement shall have become effective under the Securities Act of 1933, as amended.

I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Joseph J. Humke

Joseph J. Humke

Executive Vice President, General Counsel and Corporate Secretary